VolitionRx Limited Announces Pricing of $20 Million Underwritten Public Offering of Common Stock

AUSTIN, Texas, February 10, 2021 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company that applies its Nucleosomics™ platform through its subsidiaries to develop simple, easy to use, cost-effective blood tests to help diagnose a range of cancers and other diseases, announced the pricing of its underwritten public offering of 3,809,524 shares of its common stock (the “Offering”) for gross proceeds of approximately $20 million, before deducting the underwriting commissions and other estimated offering expenses payable by Volition.  All of the shares to be sold in the Offering will be sold by Volition, subject to customary closing conditions. The Offering is expected to close on or about February 12, 2021, subject to customary closing conditions. In addition, Volition has granted the underwriter for the Offering a 30-day option to purchase up to an additional 571,428 shares of its common stock.

Cantor Fitzgerald & Co. is acting as the sole book running manager of the Offering.

The underwriter may offer the shares from time to time for sale in one or more transactions on the NYSE American market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. On February 9, 2021, the last sale price of the shares as reported on the NYSE American was $6.27 per share.

Volition intends to use the net proceeds of the Offering for general corporate purposes, which may include continued product development, clinical studies, product commercialization, working capital and other general corporate purposes, including potential strategic acquisitions.

The Offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-227248) previously filed by Volition with the Securities and Exchange Commission (the “SEC”) on September 26, 2018 and declared effective by the SEC on September 28, 2018. The Offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement relating to, and describing the terms of, the Offering has been filed with the SEC. The final prospectus supplement relating to and describing the final terms of the Offering will be filed with the SEC and also will be available on the SEC’s website at www.sec.gov.

Before you invest, you should read the registration statement, the prospectus supplement and accompanying prospectus, the documents that Volition has filed with the SEC that are incorporated by reference into the registration statement, and the other documents Volition has filed with the SEC for more complete information about Volition and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the final prospectus supplement and the accompanying prospectus relating to the Offering can be obtained, when available, from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th floor, New York, NY 10022; Email: prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Volition

Volition is a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of Nucleosomics™, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics but also has a subsidiary focused on animal diagnostics.

Volition's research and development activities are centered in Belgium, with a small laboratory in California and additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic products to market.

Media / Investor Contacts

Louise Batchelor, Volition mediarelations@volition.com +44 (0)7557 774620	Scott Powell, Volition investorrelations@volition.com +1 (646) 650 1351

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements, and include statements regarding the proposed Offering. These forward-looking statements are based upon current estimates and assumptions and include statements regarding completion of the Offering. Volition’s actual results may differ materially from current expectations and assumptions from those indicated or implied by any forward-looking statements due to numerous risks and uncertainties.  Risks and uncertainties related to the proposed public offering include uncertainties regarding the completion of the Offering on the anticipated terms or at all, including the satisfaction of customary closing conditions.  Other risks and uncertainties include, without limitation, Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic or prognostic products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the SEC. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™ is a trademark and/or service mark of VolitionRx Limited and its subsidiaries.